Exhibit 99.1

Contact:

Sara Buda

Lionbridge Technologies

(781) 434-6190

sara_buda@lionbridge.com

LIONBRIDGE REPORTS SECOND QUARTER 2005 RESULTS WITH

HIGHEST REVENUE IN COMPANY HISTORY, STRENGTHENING GROSS MARGINS, QUARTERLY EARNINGS GROWTH AND RECORD CASH FLOWS

Company Also Announces that it has Received Regulatory Approval for Acquisition of Bowne Global Solutions

WALTHAM, Mass. – August 03, 2005 – Lionbridge Technologies, Inc. (Nasdaq: LIOX), a leading provider of globalization and testing services, today announced financial results for the second quarter ended June 30, 2005. Financial and business highlights for the quarter include:

•	Revenue of $41.3 million, an increase of approximately 7% compared to revenue of $38.8 million for the first quarter of 2005. Revenue from the Company’s core globalization business increased approximately 10% from the prior quarter.

•	Gross margin of 36%, an increase of approximately 310 basis points from gross margin achieved in the first quarter of 2005.

•	Net income of $1.4 million, or $0.03 per share, based on 49.2 million weighted average fully diluted common shares outstanding. This compares to a net loss of $217,000, or $0.00 per share for the first quarter of 2005, based on 47.0 million weighted average fully diluted common shares outstanding.

•	Positive cash flow from operations of $5.0 million, the highest single quarter cash flow in the Company’s history. This resulted in an ending cash and short term investments balance of $39.9 million.

•	During the quarter, the Company announced its agreement to acquire Bowne Global Solutions (BGS), a division of Bowne & Co., Inc. (NYSE: BNE), for at least $180 million (excluding cash received), in a combination of cash and common stock. The transaction is expected to be accretive to Lionbridge earnings within the first full quarter of combined operations, excluding restructuring and related expenses.

•	On Friday, July 29, 2005, the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 as amended, expired in connection with the Company’s pending acquisition of Bowne Global Solutions. The Company expects to close the acquisition in the third quarter of 2005.

“The traction from our field sales force is finally becoming visible. We are driving mid-teens sales growth from non-major accounts, margins are strengthening and cash flows are at the highest levels in our history,” said Rory Cowan, CEO, Lionbridge. “While our testing business is still overcoming its customer concentration challenge, our core globalization business delivered another sequential quarter of solid growth. This trend provides a strong platform for combining the best of breed within Lionbridge and BGS to maximize efficiencies and drive continued innovation for our collective clients.”

The Company will host a conference call today at 4:30 pm ET regarding the content of this release as well as the Company’s overall outlook going forward. The conference call will be carried live on the Internet. Instructions for listening to the call over the Internet are available on the Investor’s page of the Lionbridge web site at http://www.lionbridge.com/webcast/Aug3/. A replay will be available at this location for a week.

About Lionbridge

Lionbridge Technologies, Inc. (NASDAQ: LIOX) is a leading provider of globalization and testing services. Lionbridge combines global onshore, near shore and offshore resources with proven program management methodologies to serve as an outsource partner throughout a client’s product and content lifecycle—from development to globalization, testing and maintenance. Global organizations in all industries rely on Lionbridge services to increase international market share, speed adoption of global products and content, and enhance their return on enterprise applications and IT system investments. Based in Waltham, Mass., Lionbridge maintains 21 solution centers in 9 countries and provides services under the Lionbridge and VeriTest brands. To learn more, visit http://www.lionbridge.com.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties, including expected financial performance of Lionbridge, the consummation of the acquisition of Bowne Global Solutions, Lionbridge’s ability to achieve the expected synergies and financial results as a result of the acquisition, and the expected timing for closing the acquisition. The closing of the acquisition is subject to various risks, including the risk that Lionbridge does not obtain the bank financing to fund the cash portion of the purchase price. Lionbridge’s actual experiences, actions, financial and operating results may differ materially from those discussed in the forward-looking statements. These forward-looking statements are neither promises nor guarantees, but are subject to risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that might cause such a difference include the loss of a major client or customer; the termination of customer contracts prior to the end of their term; Lionbridge’s dependence on clients’ product releases and production schedules to generate revenues; Lionbridge’s inability to successfully integrate Bowne Global Solutions and its employees into Lionbridge and achieve expected synergies; the Company’s ability to accurately forecast the acquisition related restructuring costs and allocation of the purchase price, goodwill and other intangibles acquisition related and other asset adjustments, as well as the impact of equity based compensation expense associated with FAS 123R; the impact of foreign currency fluctuations on its operating results and profitability; the size, timing and recognition of revenue from major clients; customer delays or postponements of services; costs associated with restructuring of certain European operations; risks associated with management of growth; the failure to keep pace with the rapidly changing requirements of its clients; Lionbridge’s ability to attract and retain key personnel; costs associated with and consequential to the acquisition and integration of Bowne Global Solutions and benefits realized from the acquisition; Lionbridge being held liable for defects or errors in its service offerings; political, economic and business fluctuations; as well as risks of additional downturns in conditions generally, and in the information technology and software industries specifically, and risks associated with competition; and Lionbridge’s ability to forecast revenue and operating results. For a more detailed description of the risk factors associated with Lionbridge, please refer to and Lionbridge’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2005 and the 8-K filed on June 28, 2005.

LIONBRIDGE TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(Amounts in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Revenue	$41,338	$40,962	$80,158	$80,827
Operating expenses:
Cost of revenue (excluding depreciation and amortization shown separately below)	26,453	24,559	52,488	49,130
Sales and marketing	4,051	3,673	7,864	7,257
General and administrative	7,913	7,660	15,628	15,810
Research and development	238	54	382	179
Depreciation and amortization	569	775	1,228	1,640
Amortization of acquisition-related intangible assets	9	9	18	108
Merger, restructuring and other charges	—	241	449	1,854
Stock-based compensation	503	124	819	243

Total operating expenses	39,736	37,095	78,876	76,221

Income from operations	1,602	3,867	1,282	4,606
Interest income	156	74	336	159
Other expense, net	160	29	222	67

Income before income taxes	1,598	3,912	1,396	4,698
Provision for income taxes	212	201	227	294

Net income	$1,386	$3,711	$1,169	$4,404

Net income per share of common stock:
Basic	$0.03	$0.08	$0.02	$0.09
Diluted	$0.03	$0.08	$0.02	$0.09
Weighted average number of common shares outstanding:
Basic	47,067	46,496	47,010	46,412
Diluted	49,249	48,754	49,274	48,713

LIONBRIDGE TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(Amounts in thousands)

	June 30, 2005	December 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$24,116	$38,450
Short-term investments	15,800	4,000
Restricted cash	89	114
Accounts receivable, net of allowances of $428 and $364 at June 30, 2005 and December 31, 2004, respectively	24,886	21,065
Work in process	9,832	9,199
Other current assets	2,573	1,889

Total current assets	77,296	74,717
Property and equipment, net	3,299	2,685
Goodwill	34,916	34,916
Other intangible assets, net	46	64
Other assets	1,626	1,006

Total assets	$117,183	$113,388

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	8,223	6,322
Accrued expenses and other current liabilities	14,997	15,171
Deferred revenue	3,733	3,263

Total current liabilities	26,953	24,756
Other long-term liabilities	1,164	1,166
Total stockholders’ equity	89,066	87,466

Total liabilities and stockholders’ equity	$117,183	$113,388